Vyant Bio, Inc.

2 Executive Campus

2370 State Route 70 West, Suite 310

Cherry Hill, New Jersey 08002

May 5, 2022

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Vyant Bio, Inc.

Registration Statement on Form S-1

Filed April 29, 2022

File No. 333-264595

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the Vyant Bio, Inc. hereby requests that the above-referenced Registration Statement (the “Registration Statement”) be declared effective by the Securities and Exchange Commission at 4:00 p.m., Eastern Time, on May 9, 2022, or as soon as practicable thereafter.

Please call Alexander E. Dinur of Lowenstein Sandler LLP at 973-422-6732 to confirm the effectiveness of the Registration Statement or with any questions.

[Signature page follows.]

U.S. Securities and Exchange Commission

May 5, 2022

Very truly yours,

VYANT BIO, INC.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Executive Officer

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